UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 8, 2009

TAILWIND FINANCIAL INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-135790	13-4338095
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Brookfield Place, 181 Bay Street, Suite 2040, Toronto, Ontario, Canada M5J 2T3	07660
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 601-2422

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Pursuant to the Second Amended and Restated Certificate of Incorporation of Tailwind Financial Inc. (“Tailwind”), Tailwind’s existence will terminate on April 17, 2009 since a business combination will not have been effected by that date (the “Termination Date”).  As a result, the board of directors of Tailwind has authorized the distribution of the proceeds in the Tailwind trust account to its stockholders of record as of April 17, 2009.  It is currently anticipated that the liquidating distribution will equal approximately $8.18 per share.  However, the exact amount of the liquidating distribution will be finally determined just prior to the time of the distribution which is anticipated to take place on or about April 22, 2009. After the close of trading of Tailwind’s shares on April 17, 2009, Tailwind expects that the stock transfer books will be closed and that NYSE Alternext US LLC will suspend trading of its shares.

Tailwind has further announced that it intends to submit a Certificate of Termination of Registration on Form 15 to the Securities and Exchange Commission for the purpose of deregistering its securities under the Securities Exchange Act of 1934, as amended.  As a result, Tailwind will no longer be a public reporting company.

Parkwood Holdings Ltd. (“Parkwood”), an affiliate of Tailwind, has agreed to loan Tailwind, or pay on Tailwind’s behalf, approximately $1.5 million (the “Loan”) for required operating expenses during the pursuit of a business combination.  In addition, Parkwood has agreed to satisfy Tailwind’s outstanding obligations to its creditors in connection with any liquidation of Tailwind. The terms of the Loan provide that Tailwind will repay the Loan principal plus twice the amount of such principal.  Since there are no additional funds in excess of the amounts currently held in the trust account to pay back the Loan, Tailwind has agreed to assign to Parkwood any break fees payable to Tailwind or other fees Tailwind might receive in connection with the introduction of a third-party investor to an acquisition target, up to a maximum of three times the principal amount of the Loan.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 8, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 8, 2009	TAILWIND FINANCIAL INC.

	By:	/s/ Andrew A. McKay
		Name:	Andrew A. McKay
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 8, 2009